Exhibit 5.1

October 12, 2018

Granite Point Mortgage Trust Inc.

590 Madison Avenue, 38th Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Granite Point Mortgage Trust Inc., a Maryland corporation (the “Company”), in connection with the preparation of (i) the Registration Statement (File No. 333-226128) on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on August 15, 2018, and (ii) the prospectus dated August 15, 2018 included in the Registration Statement, as supplemented by the prospectus supplement dated October 10, 2018 (the “Notes Prospectus Supplement”), filed by the Company with the Commission under Rule 424(b) on October 10, 2018, relating to the issuance by the Company of $125,000,000 aggregate principal amount of the Company’s 6.375% Convertible Senior Notes due 2023 (the “Firm Notes”) and, in connection with the option granted by the Company to the Underwriters (as defined below) to purchase additional notes from the Company, up to an additional $18,750,000 principal amount of such 6.375% Convertible Senior Notes due 2023 (the “Optional Notes”).  The Firm Notes and the Optional Notes are hereinafter collectively sometimes referred to herein as the “Notes.” The Notes are convertible into shares (the “Underlying Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”).

The Notes are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement (the “Notes Underwriting Agreement”) by and among the Company, Pine River Capital Management L.P., as manager of the Company, and Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as representatives of the underwriters (the “Underwriters”).

The Notes are to be issued under an indenture (the “Base Indenture”), dated as of October 12, 2018, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of October 12, 2018 (together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)  the Registration Statement;

STINSON.COM	50 SOUTH SIXTH STREET, SUITE 2600 • MINNEAPOLIS, MN 55402 612.335.1500 MAIN • 612.335.1657 FAX

(ii)  the Notes Prospectus Supplement;

(iii) a copy of the charter of the Company, as amended as of the date hereof;

(iv)  the bylaws of the Company, as amended as of the date hereof;

(v)  the Indenture and the form of note included therein; and

(vi) the corporate actions (including resolutions of the board of directors of the Company) that provide for, among other things, the issuance and sale of the Notes and the issuance of the Underlying Shares upon conversion of the Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records of the Company, and certificates of public officials and of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have also assumed that the Company will at all times have a sufficient number of authorized shares of Common Stock reserved for issuance upon the conversion of the Notes.

Our opinions set forth herein are limited to the Maryland General Corporation Law, including the applicable provisions of the Maryland Constitution and reported judicial decisions interpreting those laws and the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

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1.  The Company is a corporation duly incorporated and existing and in good standing under the laws of the State of Maryland.

2.  When the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and paid for by the Underwriters in accordance with the terms of the Notes Underwriting Agreement, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing; and (b) public policy considerations which may limit the rights of parties to obtain remedies.

3.  The Underlying Shares have been duly authorized for issuance by the Company and, when and if issued and delivered by the Company upon conversion of Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Stinson Leonard Street LLP